Exhibit 10.2
SECOND AMENDMENT TO THE
FURNITURE BRANDS
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
          WHEREAS, Furniture Brands International, Inc. (“Company”) previously adopted the Furniture Brands Supplemental Executive Retirement Plan (Plan”); and
          WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 7.1 therein; and
          WHEREAS, the Company desires to amend the Plan in order to comply with certain requirements under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder.
          NOW, THEREFORE, effective January 1, 2005, the Plan is amended as follows:
          1. A new Section 1.15 is added as follows;
          “1.15 “Specified Employee” means any individual that the Company determines is a specified employee within the meaning of Section 409A of the Code. Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures set forth in a resolution of the Company’s Board of Directors,”
          2. The following is added to the end of Section 5.3
“Notwithstanding anything in this Plan to the contrary, in no event will disability benefits commence under either Section 5.1 or 5.2 of this Plan unless, as of the date of commencement of such benefits, the participant is disabled within the meaning of Section 409A of the Code.”
          3. Section 6.1 is deleted in its entirety and replaced with the following:
“6.1 Benefits payable in accordance with Section III, IV, and V of this Plan will be payable monthly, and will be made or commence, as appropriate, (1) on the first day of the month following the date on which the Participant ceases to be an employee of the Company for benefits payable under Section III, (2) on the first day of the month following the date of the Participant’s death for benefits payable under Section IV, or (3) on the first day of the month following the date of the Participant becomes totally disabled for benefits payable under Section V. Notwithstanding the foregoing, if a Participant is determined to be a Specified Employee on the date the Participant retires or otherwise separates from service within the meaning of Section 409A of the Code, payment(s) under Section III shall not be made or begin, as applicable, until the first payroll date that is more than six months following the date of retirement or other separation from service to the extent required to avoid adverse tax consequences under Section 409A of the Code. All amounts that would have been paid during this six month period but for this Section 6.1 shall instead be paid on the earlier of the Participant’s death of the first payroll date that is more than six months following the date of retirement or other separation from service.”
          4. A new Section 6.3 is added as follows:
“6.3 Transitional Election. Notwithstanding the foregoing, a Participant shall make an irrevocable election among forms of benefits available under this Plan during 2008. Such election must be made by December 31, 2008 and shall apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. In the event a Participant elects a joint and survivor annuity distribution option and the beneficiary dies before commencement of benefits pursuant to Section 6.1, benefits shall be paid in a single life annuity.”
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this 24th day of December, 2008.

FURNITURE BRANDS INTERNATIONAL, INC.
By:	/s/ Beth Sweetman
Title: SVP — Human Resources